EXHIBIT 2.1

The rights of shareholders of Flora Growth Corp. (“Flora,” “we,” “our,” “us,” or the “Company”) are governed by the Business Corporations Act (Ontario) (the “OBCA”), Flora's Articles of Incorporation (as amended) (“Articles”), and Flora's by-laws (“By-laws”). Our authorized share capital consists of an unlimited number of common shares (“Common Shares”), without nominal or par value.

Item 10.B.1

Flora (Ontario Corporation No. 2685552) can engage in any legal activity permitted under the OBCA. As set forth in Item 5 of our Articles, there are no restrictions on the business we may carry on or on the powers we may exercise.

Item 10.B.2

Conflict of Interest

As set forth in section 4.17 of the By-laws, and pursuant to the relevant provisions of the OBCA, a director or officer of the Company who is a party to, or who is a director or an officer of or has a material interest in any person who is a party to, a material contract or transaction or proposed material contract or transaction with the Company, shall disclose the nature and extent of his or her interest at the time and in the manner provided by the OBCA. Any such contract or transaction or proposed contract or transaction shall be referred to the Company’s board of directors (the “Board”) or shareholders for approval even if such contract is one that in the ordinary course of the Company’s business would not require approval by the Board or the shareholders. Such director shall not attend any part of a meeting of directors during which the contract or transaction is discussed and shall not vote on any resolution to approve such contract or transaction or proposed contract or proposed transaction unless the contract or transaction is:

(a)	one relating primarily to his or her remuneration as a director of the Corporation or an affiliate;
(b)	one for indemnity or insurance as specified under the OBCA; or
(c)	one with an affiliate.

If no quorum exists for the purpose of voting on a resolution to approve a contract or transaction only because a director is not permitted to be present at the meeting by reason of such director’s interest in such contract or transaction, the remaining directors shall be deemed to constitute a quorum for the purposes of voting on the resolution. Where all the directors are required to make disclosure under section 4.17 of the By-laws, the contract or transaction may be approved only by the shareholders.

Borrowing Power

As set forth in section 3.1 of the By-laws, without limiting the borrowing powers of the Company as set forth in the OBCA, the Board may, from time to time, on behalf of the Company, without authorization of the shareholders:

(a)	borrow money upon the credit of the Company;
(b)	issue, reissue, sell or pledge bonds, debentures, notes or other evidences of indebtedness or guarantees of the Company, whether secured or unsecured;
(c)	to the extent permitted by the OBCA, give a guarantee on behalf of the Company to secure performance of any present or future indebtedness, liability or obligation of any person; and
(d)

charge, mortgage, hypothecate, pledge, or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, property of the Company, including book debts, rights, powers, franchises and undertakings, to secure any such bonds, debentures, notes or other evidences of indebtedness or guarantee or any other present or future indebtedness, liability or obligation of the Company.

Nothing in section 3.1 of the By-laws limits or restricts the borrowing of money by the Company on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Company.

1

The Board may, from time to time, delegate to a committee of the Board, one or more directors or officers of the Company or any other person as may be designated by the Board all or any of the powers conferred on the Board by section 3.1 of the By-laws or by the OBCA to such extent and in such manner as the Board shall determine at the time of each such delegation.

There are no provisions in the Articles or By-laws with respect to: (a) the directors’ power, in the absence of an independent quorum, to vote compensation to themselves or any members of their body; (b) retirement or non-retirement of directors under an age limit requirement; or (c) the number of shares required for a director’s qualification.

Item 10.B.3

The OBCA provides the following rights, privileges, restrictions and conditions attaching to the Common Shares:

(a)	to vote at meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;
(b)

subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of the Company, to share equally in the remaining property of the Company on liquidation, dissolution or winding-up of the Company; and

(c)	the Common Shares are entitled to receive dividends if, as, and when declared by the Board.

Item 10.B.4

Any modification to the provisions attaching to, or consolidation or subdivision of, the Common Shares, and any amendment to the Articles more generally, requires the affirmative vote of two-thirds of the votes cast by the holders of Common Shares.

Item 10.B.5

The OBCA and the By-laws collectively provide that: (i) meetings of shareholders shall be held at the registered office of the Company, elsewhere in the municipality in which the head office is situated, at some other place within or outside Ontario if the board shall so determine, or by means of a telephone, electronic or other communication facility that permits all participants to communicate instantaneously and simultaneously with each other during the meeting, provided the Company makes provisions for electronic voting at such meeting; (ii) directors must call an annual meeting of shareholders not later than 18 months after the date of incorporation and no later than 15 months after the last preceding annual meeting; (iii) notice of time and place of each meeting of shareholders shall be given not less than 21 days and no more than 50 days before the date of the meeting; (iv) the board may fix in advance a date, preceding the date of any meeting of shareholders by not more than 60 days and not less than 30 days, as the record date for the determination of the shareholders entitled to notice of the meeting; (v) the holders of not less than 5% of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition; (vi) only shareholders entitled to vote at the meeting, our directors and our auditors are entitled to be present at a meeting of shareholders; and (vii) upon the application of a director or shareholder entitled to vote at the meeting, the Superior Court of Justice may order a meeting to be called, held and conducted in a manner that the Court directs.

Subject to any minimum quorum requirement for a shareholder meeting of any securities exchange upon which the Company’s shares are listed, at each meeting of the shareholders, the holders of not less than 35% of the shares entitled to vote at a meeting of shareholders, present in person or represented by proxy, shall constitute a quorum. The holders of Common Shares are entitled to attend and vote at all meetings of the shareholders of the Company.

2

Item 10.B.6

There are no limitations under our Articles or in the OBCA on the rights to own our securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on our securities, except that the Investment Canada Act (Canada) may require that a "non-Canadian" not acquire "control" of the Company without prior review and approval by the Minister of Innovation, Science and Industry. If the Company were to meet the definition of a Canadian business under the Investment Canada Act (Canada), the acquisition of one-third or more of the voting shares of the Company would give rise a rebuttable presumption of the acquisition of control, and the acquisition of more than fifty percent of the voting shares of the Company would be deemed to be an acquisition of control. In addition, the Investment Canada Act (Canada) provides the Canadian government with broad discretionary powers in relation to national security to review and potentially prohibit, condition or require the divestiture of, any investment in the Company by a non-Canadian, including non-control level investments. "Non-Canadian" generally means an individual who is neither a Canadian citizen nor a permanent resident of Canada within the meaning of the Immigration and Refugee Protection Act (Canada) who has been ordinarily resident in Canada for not more than one year after the time at which he or she first became eligible to apply for Canadian citizenship, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians.

In addition, limitations on the ability to acquire and hold shares of the Company may be imposed by the Competition Act (Canada) (the “Competition Act”). This legislation grants the Commissioner of Competition jurisdiction, for up to one year, to challenge the acquisition of a significant interest in us before the Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada. The Competition Act requires that any person proposing to acquire any of the assets in Canada of an operating business file a notification with the Competition Bureau where specified "size of the parties" and “size of the transaction” thresholds are exceeded. In the case of share acquisitions, an additional "shareholding threshold" applies. Any person who intends to acquire shares must file a notification with the Competition Bureau if certain financial thresholds are exceeded, and that person would hold more than 20% of our voting shares as a result of the acquisition. If a person already owns 20% or more of our voting shares, a notification must be filed when the acquisition would bring that person’s holdings over 50%. Where a notification is required, the legislation prohibits completion of the acquisition until the expiration of a statutory waiting period or unless the Commissioner provides written notice that he or she does not intend to challenge the acquisition.

Item 10.B.7

There are no provisions in the Articles or our By-laws that would have the effect of delaying, deferring or preventing a change in control of Flora and that operate only with respect to a merger, acquisition or corporate restructuring involving Flora (or any of its subsidiaries).

Item 10.B.8

There are no By-law provisions requiring disclosure of share ownership.

Item 10.B.9

See Item 10.B.6.

Item 10.B.10

There are no conditions imposed by our Articles governing changes in Flora’s capital, where such provisions are more stringent than those required by law.

3